EXHIBIT 99.1

News

MGE Energy Increases Dividend for 43rd Consecutive Year

Madison, Wis., Aug. 17, 2018—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend rate by nearly 5% to $0.3375 per share on the outstanding shares of the company's common stock. The dividend is payable Sept. 15, 2018, to shareholders of record Sept. 1, 2018. This raises the annual dividend rate by 6 cents from $1.29 per share to $1.35 per share.

"The dividend is an important part of our total return to our shareholders. The board's decision to increase our quarterly dividend reflects our commitment to delivering shareholder value and our confidence in our business strategy," said President and CEO Jeffrey Keebler.

MGE Energy has increased its dividend annually for the past 43 years and has paid cash dividends for more than 100 years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 151,000 customers in Dane County, Wis., and purchases and distributes natural gas to 158,000 customers in seven south-central and western Wisconsin counties.

Contact

Steven Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com